                                                                 EXHIBIT (23)(b)



The Board of Directors
Professionals Insurance Company Management Group:

We consent to incorporation by reference in the registration statement (No.
333-    ) on Form S-8 of Professionals Insurance Company Management Group of
our report dated February 26, 1997, relating to the consolidated balance sheets of Professionals Insurance Company Management Group and subsidiaries as of December 31, 1996, and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years then ended, and all related schedules, which report appears in the December 31, 1996, annual report on Form 10-K of Professionals Insurance Company Management Group.

                                                KPMG Peat Marwick LLP

East Lansing, Michigan
August 25, 1997